Exhibit 99.1

Gryphon Gold Announces Financial Results for 2nd
Quarter Ended September 30, 2011

November 14, 2011 - Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the "Company") reported for the six months ending September 30, 2011 a net loss of $1,387,922 or $0.01 per share from continuing operations compared to a net loss of $1,840,604 or $0.02 per share from continuing operations and net income of $635,708 or $0.01 per share from discontinued operations in the same period in the prior year. Unless otherwise indicated, all dollars amounts are in United States dollars.

Operational highlights of the quarter ended September 30, 2011 include the following:

  On July 27, 2011, the Company announced that it has closed a $3,000,000 CAD private placement of units (the "Units") at a price of $1,000 CAD per Unit. The offering was led by Acumen Capital Finance Partners Limited in Canada and by Roth Capital Partners in the United States. Each Unit consists of $1,000 CAD principal amount of 10% secured subordinated debentures maturing July 28, 2012 (the "Debentures") and 1,500 warrants (the "Warrants"). Each Warrant entitles the holder thereof to purchase one common share in the capital of the Company at a price of $0.20 USD per share. The Warrants expire on January 27, 2013. The Debentures will bear interest from the date of issue at 10.0% per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2011. The Debentures will mature 12 months from the closing date of the Offering (the "Maturity Date").

  On August 29, 2011, the Company announced that Mr. Steven K. Jones has been appointed Vice President of Exploration of Gryphon Gold Corporation. Mr. Jones has accumulated an impressive list of exploration successes in Nevada in his 33 years of exploration work. Mr. Jones has worked for successful gold companies including Getty, Pegasus Gold and Kennecott. Mr. Jones is a Certified Professional Geologist, a member of the Geologic Society of Nevada and a Qualified Person under NI 43-101.

  On September 26, 2011 announced that the Borealis Oxide Heap Leach Project began cyanide leaching of the first production heap leach pad on September 23, 2011.

  On September 28, 2011, the Company announced that it has commenced an exploration drill program on the Borealis Property. Gryphon Gold mobilized one reverse circulation drill on September 27th, 2011 to begin a 3600’ drill program. The program will complete a series of holes that is designed to obtain additional mine planning data in the Borealis pit for reserves defined in the technical report dated April 25, 2011 the “NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA” (the “NI 43-101 technical report”) prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators.

Subsequent to the six months ended September 30, 2011:

  On October 15, 2011 the Company announced that it has completed its first production shipment of loaded carbon to Just Refiners, Inc. (“Just Refiners”) of Reno, Nevada. This first production shipment totaled 4.05 wet tons of carbon loaded with gold and silver. Final assays will be available upon settlement between Gryphon and Just Refiners. The initial delivery of gold and silver loaded carbon is expected to be balanced toward heavier silver loading. Gryphon’s focus is to efficiently collect all of the precious metals without preference, resulting in higher tonnages of carbon being sold into the market.

Three months ended September 30, 2011 compared to three months ended September 30, 2010

For the three months ended September 30, 2011, we had a net loss of $812,379 or nil per share from continued operations compared to a net loss of $812,302 or $0.01 per share from continuing operations in the same period in the prior year. Exploration expenses during the quarter ended September 30, 2011 were $4,358 or 0.5% of our total expenses compared to $192,789 or 24% of our total expenses in the same period in the prior year. The decrease is due to Company resources being directed toward commencement of construction, with a majority of the costs incurred on the property being capitalized as construction in progress.

Management salaries and consulting fees in the quarter ended September 30, 2011 were $238,761 compared to $228,203 incurred in the quarter ended September 30, 2010. Total non-cash compensation expense due to the recognition of costs related to stock options was $80,143 in the quarter ended September 30, 2011 compared to the prior year’s fiscal second quarter of $59,170. General and administrative costs increased to $234,577 compared to $208,098 the prior year’s quarter as a result of increased investor relations activity. Legal and audit fees for the period were $66,853, a decrease from the prior year’s quarter of $126,408. These costs decreased due to the capitalization of costs related to legal filings surrounding the financing activities to fund the construction in progress. Travel and accommodation costs during the quarter ended September 30, 2011 were $42,788, compared to $35,755 expended on travel in the prior year’s comparable quarter. Interest expense, net of capitalized interest, was $73,709 in the quarter ended September 30, 2011 compared to $280 in the same period in the prior year. This increase is due to the interest incurred on the promissory and convertible notes issued to reduce the potential future obligations under the royalty and the debt offering completed in July 2011.

Subsequent to September 30, 2011, the Company placed the Borealis Oxide Heap Leach Project into production and shipped carbon loaded with gold and silver on October 13, 2011. Under the current agreement we expect to receive settlement and payment for gold and silver in approximately six weeks from the shipping date.

Six months ended September 30, 2011 compared to six months ended September 30, 2010

For the six months ended September 30, 2011, we had a net loss of $1,395,840 or $0.01per share from continued operations and nil from discontinued operations compared to a net loss of $1,840,604 or $0.02 per share from continued operations and net income of $635,708 or $0.01 per share from discontinued operations in the same period in the prior year.

Exploration expenses during the six months ended September 30, 2011 were $95,254, or 6.8% of our total expenses, compared to $578,429 or 31% of our total expenses in the prior year. The decrease is due to Company resources being directed toward commencement of construction, with a majority of the costs incurred on the property being capitalized as construction in progress.

Management salaries and consulting fees in the six months ended September 30, 2011 were $472,168 compared to $542,131 incurred in the 2010 six-month period. Total non-cash compensation expense due to the recognition of costs related to stock options was $98,651 compared to $99,210 in the six months ended September 30, 2010. Management salaries and consulting fees during the quarter decreased due to lower consulting fees and the capitalization of engineering staff salaries as part of construction in progress. General and administrative costs increased by $26,679 over the prior year’s six-month period. Legal and audit fees for the period were $141,000 compared to $183,821. These costs decreased due to the capitalization of costs related to legal filings surrounding the financing activities to fund the construction in progress. Travel and accommodation costs during the six months ended September 30, 2011 were $93,261 compared to $69,293 expended on travel in the prior year’s comparable quarter. The increase in travel and entertainment cost is due primarily to travel costs incurred associated with the increased corporate activity.

Interest expense, net of capitalized interest, was $93,520 in the six months ended September 30, 2011 compared to $873 in the same period in the prior year. This increase is due to the interest incurred on the promissory and convertible notes issued to reduce the potential future obligations under the royalty and the debt offering completed in July 2011.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to the Company’s proposed use of proceeds from the sale of the Units. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project may be required and, if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2011, and interim report on Form 10Q for the period ended June 30, 2011, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.